Exhibit 99.1

Inotiv, Inc. Enhances Histopathology Offering with Announcement of Agreement to Purchase HistoTox Labs, Inc.

WEST LAFAYETTE, IN, April 13, 2021 – Inotiv, Inc. (NASDAQ:NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading provider of nonclinical and analytical contract research services, today announced that the Company has entered into an agreement to purchase substantially all of the assets of HistoTox Labs, Inc. (“HistoTox Labs”), a full-service histopathology contract research organization (“CRO”) offering medically relevant non-clinical and clinical services to the pharmaceutical, biotech, and academic communities.

“HistoTox Labs’ well-trained scientific staff, with strong expertise in cell-typing, biodistribution, gene therapy and novel biomarker assay development, is a solid and strategic complement to Inotiv’s pathology team and our suite of services,” said Robert Leasure, Jr., Inotiv’s President and Chief Executive Officer. “More than two-thirds of HistoTox’s client base consists of emerging biopharma companies focused on cell and gene therapy, dovetailing well with our growth strategy.”

Mr. Leasure continued, “Over the past three years, HistoTox Labs has grown revenue organically at a compounded annual growth rate in excess of 30%. We believe that we have identified excellent cross-selling opportunities and expect to leverage their newly renovated facility in Boulder, CO, which we estimate has the capacity to accommodate an increase in HistoTox Labs’ revenue from 2020 levels. This acquisition positions us for further growth and enables us to better serve our clients and help them achieve their research and development goals.”

In addition to the routine histology and pathology capability at HistoTox Labs, the immunohistochemistry and digital pathology capability is cutting edge, featuring a vast library of optimized antibodies and topflight technology such as AT2 (Aperio) high-throughput slide scanners, a Vectra Polaris Immunofluorescent slide scanner and the Visiopharm software solutions platform including AI capabilities for their image analysis needs.

“Since 2003, HistoTox Labs has been building an exceptional team while fostering a culture dedicated to scientific expertise, outstanding customer service and excellence in both the quality and timeliness of data we deliver,” added Jon Bishop, Chief Executive Officer of HistoTox Labs. “I am very proud of what we have accomplished and I am confident that partnering with Inotiv will continue to bolster the HistoTox Lab’s team and create a meaningful impact on our clients’ drug development success.”

Transaction Snapshot

Transaction Consideration	•	$22.0 million in cash
HistoTox Labs Financials	•	2020 revenue of $9.1 million
Conditions	•	Subject to financing and customary closing conditions
Timing	•	Expected to close within 120 days, pending successful financing

The Company expects to retain all existing HistoTox Labs employees after transaction close.

The transaction is subject to customary closing processes and financing. A Current Report on Form 8-K containing further details regarding the contemplated transaction will be filed by Inotiv and made available on the U.S. Securities and Exchange Commission’s EDGAR website.

About the Company

Inotiv, Inc., is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations

Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com